EXHIBIT 16.1

[Letterhead of Armando C. Ibarra]

November 20, 2002

Securities and Exchange Commission
450 5th Street, N.W.
Washington, DC 20549

Gentlemen:

     We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on November 14, 2002, to be filed by our former client, Lummi Development, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Sincerely,

/s/ Armando C. Ibarra

Armando C. Ibarra, CPA – APC.